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EXHIBIT 11

                                                                      Exhibit 11

                               ALLAIRE CORPORATION

                                   EXHIBIT 11

     STATEMENT RE: COMPUTATION OF UNAUDITED NET LOSS PER SHARE AND PRO FORMA
                               NET LOSS PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     -----------------------------------------------------------------------


                                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                               1999      1998           1999         1998
                                             -------    -------        -------     -------
Basic and diluted net loss per share:

Net loss ................................      (258)    (4,911)         (5,787)   (12,797)
                                             -------    -------         -------    -------
Basic and diluted weighted average common
shares outstanding ......................    11,645      3,745          10,852      3,461
                                             -------    -------         -------    -------
Basic and diluted net loss per share ....   $ (0.02)   $ (1.31)        $ (0.53)   $ (3.70)
                                            -------    -------          -------    -------





                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                     1999          1998        1999         1998
                                                    -------      -------      -------      -------
Pro forma basic and diluted net loss per share:

  Net loss ....................................        (258)      (4,911)      (5,787)     (12,797)
                                                    -------      -------      -------      -------
Pro forma basic and diluted weighted average
shares outstanding:

  Shares attributable to common stock (1) .....      11,645        4,085       10,853        3,886
  Shares attributable to the assumed
  conversion of convertible preferred
  stock upon closing of the initial public
  offering ....................................        --          3,817          309        3,817
                                                    -------      -------      -------      -------
Pro forma basic and diluted weighted
average shares outstanding ....................      11,645        7,902       11,162        7,703
                                                    -------      -------      -------      -------
Pro forma basic and diluted loss per share ....     $ (0.02)     $ (0.62)     $ (0.52)     $ (1.66)
                                                    -------      -------      -------      -------


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(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.